Exhibit 99.1
Earnings News
Investor Relations Department Phone: 1-646-290-6400 TTC Group

FOR IMMEDIATE RELEASE

AROTECH CORPORATION REPORTS RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR, 2007
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Full year revenues increase 34% over 2006 –
Company reports net earnings per share for the fourth quarter

Ann Arbor, Michigan, March 25, 2008 – Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter and full year ended December 31, 2007.

Fourth Quarter Results

Revenues for the fourth quarter reached $17.7 million, compared to $14.1 million for the corresponding period in 2006, an increase of 26%.

Gross profit for the fourth quarter was $5.8 million, or 33% of revenues, compared to $3.0 million, or 21% of revenues, for the corresponding period in 2006, a 12 point increase in the gross margin percentage.

The Company reported an operating profit for the fourth quarter of $412,000 compared to an operating loss of $(1.6) million for the corresponding period in 2006.

The Company’s net profit for the fourth quarter of 2007 was $1.0 million, or $0.08 per share, compared to a net loss of $(2.1) million, or $(0.19) per share, for the corresponding period in 2006.

“We are extremely pleased with the dramatic improvement in this year’s results, particularly our achievement of quarterly GAAP net earnings per share,” said Arotech Chairman and CEO Robert S. Ehrlich. “We will strive to match these achievements in 2008 despite what seems to be shaping up as a tough economic environment this year,” concluded Ehrlich.

Full Year Results

Revenues for 2007 were $57.7 million, compared to $43.1 million for 2006, an increase of 34%.

Gross profit for 2007 was $18.1 million, or 31% of revenues, compared to $10.6 million, or 25% of revenues, for 2006, a 6 point increase in the gross margin percentage.

The Company reported an operating loss for 2007 of $(2.5) million, compared to an operating loss of $(8.6) million in 2006.

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The Company’s net loss for 2007 was $(2.9) million, or $(0.26) per share, compared to a net loss (before deemed dividend) of $(15.6) million, or $(1.82) per share, for 2006. Included in the losses were non-cash, net financial expenses of $1.1 million and $7.5 million for 2007 and 2006, respectively.

Backlog

Backlog of orders totaled approximately $48.7 million as of December 31, 2007.

Cash Position at Year End

The Company had trade receivables of $14.6 million as of December 31, 2007, compared to $7.8 million as of December 31, 2006. The Company had a current ratio (current assets/current liabilities) of 1.93, up from the December 31, 2006 current ratio of 1.79.

As of December 31, 2007, the Company had $3.4 million in cash, $320,000 in restricted collateral securities and restricted held-to-maturity securities due within one year, $1.5 million in an escrow receivable, and $47,000 in available-for-sale marketable securities, as compared to December 31, 2006, when the Company had $2.4 million in cash, $649,000 in restricted collateral securities and restricted held-to-maturity securities due within one year, $1.5 million in an escrow receivable and $41,000 in available-for-sale marketable securities.

The Company ended 2007 with no long term financial debt and $4.6 million in bank debt. The Company also had $3.8 million available in unused bank lines of credit at year end.

Stockholders’ equity at the end of the year was approximately $57.4 million.

Conference Call

The Company will host a conference call tomorrow, Wednesday, March 26, 2008 at 9:00 am EDT. Those wishing to access the conference call should dial 1-877-879-6209 (U.S.) or 1- 719-325-4798 (international) a few minutes before the 9:00 a.m. EDT start time. A replay of the conference call will be available starting Wednesday, March 26, 2008 at 10:30 am EDT until Friday, March 28, 2008 at 11:59 p.m. The replay telephone number is 1-888-203-1112 (U.S) and 1-719-457-0820 (international). The pass code is: 1747365.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armoring, Training and Simulation, and Batteries and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan and research, development and production subsidiaries in Alabama, Michigan and Israel.

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CONTACT:

Victor Allgeier, TTC Group, (646) 290-6400, vic@ttcominc.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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AROTECH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Year ended December 31,		Three months ended December 31,
	2007	2006	2007	2006
Revenues	$57,719,561	$43,120,739	$17,708,547	$14,087,306
Cost of revenues, exclusive of amortization of intangibles	39,639,812	32,493,646	11,875,303	11,097,363
Research and development	1,877,163	1,601,454	463,311	366,454
Selling and marketing expenses	4,164,464	3,714,322	1,165,238	1,113,845
General and administrative expenses	13,114,043	11,692,816	3,455,011	2,568,058
Amortization of intangible assets	1,381,882	1,853,442	337,840	449,386
Impairment of goodwill and other intangible assets	–	316,024	–	111,965
Total operating costs and expenses	60,177,364	51,671,704	17,296,703	15,707,071
Operating profit (loss)	(2,457,803)	(8,550,965)	411,844	(1,619,765)
Other income	617,952	361,560	542,500	378,326
Financial expenses, net	(950,142)	(7,519,900)	(242,917)	(686,160)
Profit (loss) before minority interest in earnings of subsidiaries, earnings from affiliated company, and income tax expenses	(2,789,993)	(15,709,305)	711,427	(1,927,599)
Income taxes	(43,916)	(232,159)	254,277	(212,741)
Gain (loss) from affiliated company	(40,230)	354,898	99,495	75,723
Minority interests in loss (earnings) of subsidiaries	(62,296)	17,407	(34,894)	(8,536)
Net profit (loss)	(2,936,435)	(15,569,159)	1,030,305	(2,075,153)
Deemed dividend to certain stockholders	–	(434,185)	–	–
Net profit (loss) attributable to common stockholders	$(2,936,435)	$(16,003,344)	$1,030,305	$(2,075,153)
Basic and diluted net profit (loss) per share	$(0.26)	$(1.87)	$0.08	$(0.19)
Weighted average number of shares outstanding	11,274,387	8,569,191	12,299,756	10,787,695

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